Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2008

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 --- Corporate Governance and Management

Item 5.02 Compensatory Arrangements of Certain Officers

On January 23, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Chesapeake Utilities Corporation (the “Company”) approved the following compensation arrangements for certain executive officers of the Company.

Performance Incentive Awards

Pursuant to its authority under the Company’s Performance Incentive Plan, the Committee approved equity-based awards to John R. Schimkaitis, President and Chief Executive Officer; Michael P. McMasters, Senior Vice President and Chief Financial Officer; Stephen C. Thompson, Senior Vice President; Beth W. Cooper, Vice President, Treasurer and Corporate Secretary; and S. Robert Zola, President of the Company’s propane subsidiary, Sharp Energy, Inc.

The Committee, at the end of 2007, upon the advice of its independent compensation consultant, Buck Compensation, approved a change in the measurement period for future equity-based awards.  Accordingly, the Company is transitioning from predominant use of a one-year award period to a three-year award period.  As part of this transition, the Committee approved two equity-based award grants to each above-named executive officer. As part of this transition,  the first equity-based award grant will cover a two-year award period, January 1, 2008-December 31, 2009 (“2009 Performance Period”), and will include twice the normal award level of shares.  The second equity-based award grant will cover a three-year award period, January 1, 2008-December 31, 2010 (“2010 Performance Period”).

The Committee established the following target equity-based awards, respectively, for the 2009 Performance Period:  Mr. Schimkaitis – 19,200 shares; Mr. McMasters – 10,240 shares; Mr. Thompson – 8,000 shares; Mr. Zola – 6,400 shares; and Ms. Cooper – 6,400 shares.  For the 2010 Performance Period, the Committee set the following target equity-based awards:  Mr. Schimkaitis – 9,600 shares; Mr. McMasters – 5,120 shares; Mr. Thompson - 4,000 shares; Mr. Zola – 3,200 shares; and Ms. Cooper – 3,200 shares.  The Committee set as the threshold and maximum equity-based awards for each executive officer, 50% and 125% of the target equity-based awards, respectively.

According to the terms of the 2008-2009 awards, each executive officer has the opportunity to earn shares of the Company’s common stock (“Contingent Performance Shares”), including a portion of the target award, depending on the extent to which pre-established performance goals (the “Performance Goals”) are achieved by the Company during the 24 months ended December 31, 2009.  Likewise, according to the terms of the 2008-2010 awards, each executive officer has the opportunity to earn Contingent Performance Shares, including a portion of the target award, depending on the extent to which Performance Goals are achieved by the Company during the 36 months ended December 31, 2010.

To earn these equity-based awards, the Company’s performance is evaluated against three pre-established performance metrics. These metrics consider: (1) total shareholder return, defined as the cumulative total return to shareholders for the respective performance period (“Shareholder Value”), (2) growth in long-term earnings, defined as the growth in total capital expenditures as a percentage of total capitalization for the respective performance period (“Growth”) and (3) earnings performance, defined as average return on equity (“RoE”) for the respective performance period.  Both the Shareholder Value and the Growth performance metrics will be compared to the same metrics of the peer group consisting of gas utility companies listed in the Edward Jones Natural Gas Distribution Group for the respective performance period and awards will be determined according to the Company’s ranking among these peers.  The potential payout ranges from 50-125 percent for each of these performance metrics, after achieving threshold performance.  For the average RoE performance metric, the Company’s performance will be compared to pre-determined RoE thresholds established by the Committee, with the payout ranging from 50-125 percent, upon achieving the threshold RoE, based upon the actual average RoE.

If, during the 2009 Performance Period or the 2010 Performance Period, a named executive officer is separated from employment, due to voluntary termination, termination by the Company for just cause, or retirement, all unearned equity-based awards shall be forfeited immediately.  If a named executive officer separates from employment by reason of death or total and permanent disability, the equity-based awards that would otherwise have been earned at the end of the respective performance periods shall be reduced by pro rating such equity-based awards based on the proportion of the performance periods during which the named executive officer was employed by the Company, subject to the Committee’s discretion to award a larger number of shares.

In the event of a Change in Control during the 2009 Performance Period or 2010 Performance Period, in accordance with the Performance Incentive Plan, the named executive officer may earn the maximum equity-based awards, as if all performance criteria were satisfied, without any pro ration.

2008 Short-Term Bonus Awards

Under the Company’s Cash Bonus Incentive Plan, the Committee approved performance targets and target cash bonus awards, measured as a percentage of base salary, for each of Messrs. Schimkaitis, McMasters, Thompson and Zola, as well as Ms. Cooper. The approved performance targets, which vary according to the applicable executive officer, are based on the following performance criteria: (i) earnings per share, (ii) pre-tax return on average investment of the Company’s regulated natural gas operations and (iii) earnings before interest and taxes of the Company’s Delmarva propane distribution operations. The amount of each executive officer’s cash bonus for 2008 will vary depending on the extent to which the applicable performance targets are achieved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: January 24, 2008